GERMAN AMERICAN BANCORP, INC.

Offer of 8% Redeemable Subordinate Debentures due 2019
Pursuant to Subscription Rights

[   ], 2009
To Our Clients:

Enclosed for your consideration are a prospectus, dated [  ], 2009, and Instructions as to use of GABC Rights Certificates relating to the offering (the "Rights Offering") by German American Bancorp, Inc. ("GABC") of 8% redeemable subordinated debentures due 2019 (the "Debentures") pursuant to non-transferable subscription rights (the "Rights") being distributed to all holders of record of shares of GABC’s common shares, no par value (the "Common Stock"), at the close of business on [  ], 2009 (the "Record Date"). The Rights and Debentures are described in the Prospectus.

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on [  ], 2009, unless extended in the sole discretion of GABC (as it may be extended, the "Expiration Date").

As described in the accompanying Prospectus, you will receive one (1) Right for each share of Common Stock carried by us in your account as of the close of business on the Record Date.

Each Right entitles you to subscribe for $1.36 in principal amount of Debentures at a subscription price of 100% of the principal amount (the "Subscription Price") (the "Basic Subscription Privilege").  Debentures are being issued in denominations of $10,000 and integral multiples of $10,000.  You may round up the principal amount of your Basic Subscription Privilege to the next highest integral multiple of $10,000 (the "Rounding-Up Privilege").  For example, if you hold 5,000 shares, you would have 5,000 Rights, exercisable for $6,800 in principal amount of Debentures under the Basic Subscription Privilege, but would be entitled to subscribe to purchase $10,000 in principal amount of Debentures under the Rounding-Up Privilege.  If you exercise your Basic Subscription Privilege in full including your Rounding-Up Privilege, you may also exercise an over-subscription privilege (the "Over-Subscription Privilege") to purchase additional Debentures that remain unsubscribed for at the expiration of the Rights Offering. If holders subscribe to purchase a greater principal amount of Debentures than is available to be purchased pursuant to the Rights Offering, GABC will allocate the Debentures to be issued in accordance with the method for allotting Debentures described in the Prospectus.  See "The Rights Offering – Allocation Procedures if Subscriptions Exceed Offering Size."  Excess subscription payments will be returned to subscribers without interest.

The Rights will be evidenced by non-transferable Rights certificates (the "Rights Certificates") and will cease to have any value at the close of business on the Expiration Date.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Debentures to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the Rights Offering.  The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised the Basic Subscription Privilege, the Rounding-Up Privilege and the Over-Subscription Privilege, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any Debentures to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

Any questions or requests for assistance concerning the rights offering should be directed to:

The Information Agent for the Rights Offering is:

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of 8% redeemable subordinated debentures due 2019 (the "Debentures ") of German American Bancorp, Inc. ("GABC").

This will instruct you whether to exercise Rights to purchase Debentures distributed with respect to the shares of Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related "Instructions as to Use of GABC Rights Certificates."

Box 1.  ☐ Please DO NOT EXERCISE RIGHTS for Debentures.

Box 2.  ☐ Please EXERCISE RIGHTS for Debentures as set forth below.

	Principal Amount of Debentures Subscribed For*	Payment**
Basic Subscription Privilege with Rounding-Up Privilege	_________________ x	$_____________(Line 1)
Over-Subscription Privilege	_________________ x	$_____________ (Line 2)
Total Payment Required		$_____________ (Sum of Lines 1 and 2)

* Must be in denominations of $10,000 or integral multiples thereof

**100% of principal amount * 100% of principal amount

Box 3.  ☐ Payment in the following amount is enclosed: $____________.

Box 4.  ☐ Please deduct payment of $ ____________ from the following account maintained by you as follows:

___________________________	____________________________
Type of Account	Account No.

____________________________
Signature(s)

Date:                                                                           Please type or print name(s) below:
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